                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)





                                                            Year Ended September 30,
                                               ----------------------------------------------
                                                 1998      1997      1996      1995      1994
                                               -------    ------    ------    ------    ------
EARNINGS:
Earnings before income taxes                   $57,007   $63,275   $61,717   $39,759   $41,244
Interest expense                                17,383    16,696    15,921    16,632    16,482
Amortization of debt discount and expense          200       176       173       206       187
Interest component of rental expense             1,624     1,887     1,838     1,604     1,344
                                               -------    ------    ------    ------    ------

                                               $76,214   $82,034   $79,649   $58,201   $59,257
                                               =======   =======   =======   =======   =======


COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                               $17,383   $16,696   $15,921   $16,632   $16,482
Amortization of debt discount and expense          200       176       173       206       187
Allowance for funds used during
  construction (capitalized interest)               39       114       107        65       136
Interest component of rental expense             1,624     1,887     1,838     1,604     1,344
Preferred stock dividend requirements            2,160     2,764     2,765     2,778     1,356
Adjustment required to state preferred stock
  dividend requirements on a pretax basis        1,304     1,754     1,685     1,164     1,018
                                               -------   -------   -------   -------   -------
                                               $22,710   $23,391   $22,489   $22,449   $20,523
                                               =======   =======   =======   =======   =======

Ratio of earnings to combined fixed charges
  and preferred stock dividends                   3.36      3.51      3.54      2.59      2.89
                                               =======   =======   =======   =======   =======